Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 21, 2007 in the Registration Statement (Form S-1 No. 333- ) and related Prospectus of IPC Systems Holdings Corp. for the registration of its common stock dated January 4, 2008.
/s/ Ernst & Young, LLP
Iselin, New Jersey
January 3, 2008